Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Cardium Therapeutics, Inc. and Subsidiaries (the “Company”) (a development stage company) on Form S-3 (File Numbers 333-131104 and 333-141664) and on Form S-8 (File Numbers 333-138666 and 333-142823) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 5, 2013, with respect to our audits of the consolidated financial statements of Cardium Therapeutics, Inc. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and for the period from December 22, 2003 (inception) through December 31, 2012, which reports are included in this Annual Report on Form 10-K of Cardium Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2012.

/s/ Marcum LLP

Marcum LLP

New York, New York

April 5, 2013